UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 1, 2008
DUSA PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

New Jersey (State or other	0-19777 (Commission File	22-3103129 (IRS Employer
jurisdiction of	Number)	Identification
incorporation)		Number)
25 Upton Drive
Wilmington, Massachusetts 01887
(Address of principal executive offices, including ZIP code)
(978) 657-7500
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
SIGNATURES

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Shulman Consulting Agreement
As previously reported, D. Geoffrey Shulman, MD, DUSA Pharmaceuticals, Inc.’s founder, current Chief Strategic Officer, Chief Executive Officer from 1991 to 2007, and Chairman of the Board from 1991 to 2003 and since 2005, commenced a disability leave in June 2008 as a result of a serious health condition. As of December 1, 2008, Dr. Shulman has resigned from full-time management and his officer position and has agreed to become a part time consultant to DUSA. As a consequence of his new role, DUSA and Dr. Shulman terminated Dr. Shulman’s Employment Agreement, dated March 20, 1997 (the “Employment Agreement”), and entered into a two-year consulting agreement effective December 1, 2008 (the “Consulting Agreement”).
Under the terms of the Employment Agreement, Dr. Shulman will receive twelve months severance in the amount of $379,080, his current salary. Also, Dr. Shulman becomes vested in all of his stock options and DUSA has agreed to vest his shares of restricted stock. Dr. Shulman has the right to exercise all such options for one year.
Pursuant to the Consulting Agreement, Dr. Shulman will devote his best efforts (health permitting) on a part-time basis to further the goals of DUSA. His duties will include, among others, consulting on matters requested by the Chief Executive Officer of DUSA, and monitoring the dermatology community with respect to photodynamic therapy and photodetection technologies and products and other issues of interest to DUSA. Dr. Shulman will receive annual consulting fees of  $175,000. If Dr. Shulman’s time is requested in excess of 33 hours per month and Dr. Shulman wishes to provide such services, he will be paid at a rate of $250.00 per hour. DUSA has agreed to reimburse Dr. Shulman for out-of-pocket expenses incurred in connection with his consulting services.
Additionally, DUSA will reimburse Dr. Shulman for up to CDN $30,000 for professional services, including legal, accounting and tax planning services incurred in connection with the negotiation and preparation of the Consulting Agreement. Furthermore, DUSA has agreed to reimburse Dr. Shulman for direct medical-related expenses and prescription drug expenses to the extent not covered by Dr. Shulman’s health plans up to US $50,000 per year for the period from March 1, 2008 through February 28, 2013.
Dr. Shulman, or his beneficiaries, will receive a payment on a change of control of DUSA in an amount based on his annual consulting fees, on terms similar to that which were provided in his Employment Agreement though with certain additional limitations, if such event should occur during the term of his consultancy, regardless of whether he continues to consult for a successor-in-interest.
The Consulting Agreement contains a non-compete provision during the term of the consultancy and a non-disclosure of confidential information which survives the term of the Consulting Agreement for two years. Dr. Shulman also entered into a general release of DUSA in connection with the execution of the Consulting Agreement. The Consulting Agreement may be

renewed by mutual agreement of the parties. Pursuant to law, Dr. Shulman has until December 8, 2008 to rescind his agreement.
Except for historical information, this report contains certain forward-looking statements that involve known and unknown risk and uncertainties. These forward-looking statements include the nature and length of Dr. Shulman’s consulting activities for DUSA and to the actual amount Dr. Shulman will receive under the consulting agreement, including any potential change of control payment. These risks and uncertainties are further qualified by important factors that could cause actual results to differ materially from future results, performance or achievements expressed or implied by those in the forward-looking statements made in this release. These factors include, without limitation, Dr. Shulman’s medical condition, and other risks and uncertainties identified in DUSA’s Form 10-Q for the quarter ended September 30, 2008.
Resignation from the Board of Directors
In addition to resigning from his management position, Dr. Shulman has resigned as Chairman of the Board and from the Board of Directors effective December 1, 2008. The Board of Directors has elected Jay M. Haft, Esq. as the Chairman of the Board. Mr. Haft has been a director of DUSA since 1996. Prior to his appointment as Chairman of the Board, Mr. Haft served as the Vice Chairman of the Board and Lead Director. He also serves as Chairman of DUSA’s Compensation Committee, a position he will continue to hold. In connection with his election, the Compensation Committee has increased the fees for service as Chairman of the Board by $10,000.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DUSA PHARMACEUTICALS, INC.
Dated: December 5, 2008	By:	/s/ Robert F. Doman
Robert F. Doman, President and
Chief Executive Officer